EXHIBIT 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES PRODUCTION GUIDANCE AND OPERATIONS
OUTLOOK AFTER HURRICANE KATRINA
LAFAYETTE, LA — September 13, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that it has revised its third quarter production guidance to 46 — 49 Mmcfe per day from its previously issued guidance of 49 — 53 Mmcfe per day. The revision is primarily due to production downtime during Hurricane Katrina, production that remains shut-in as a result of the hurricane and a deferral of initial production at the Company’s Pebble Beach prospect due to the hurricane. The production that remains shut-in is approximately 2.3 Mmcfe per day and is contingent on third party pipelines and processing facilities. The Company anticipates initial production from its Pebble Beach prospect during October. After full inspections were completed, there has been no reservoir damage sustained and only minor superficial damage sustained to surface facilities.
Additionally, the Company is revising its full year 2005 production guidance to 47 — 50 Mmcfe per day from its previously issued guidance of 50 — 55 Mmcfe per day. The revision is primarily due to the previously mentioned items as well as a deferral of production from the Company’s Main Pass facilities. The resumption of production at Main Pass is contingent on third party pipelines and processing facilities being put back into service. The Company anticipates completing the lateral line connection during October and expects production to resume at Main Pass during November.
The Company has resumed drilling at its Oakbourne and Pelican Point prospects after evacuating personnel from both locations in preparation for Hurricane Katrina. The Company anticipates drilling its Chicory, Poppy Hills, Cayenne and Cypress Point prospects during 2005. Additionally, the Company’s active drilling program continues in the Carthage Field and Arkoma Basin.
“All of our personnel were safely evacuated and redeployed, and we currently have restored approximately 95% of our pre-storm volumes,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Although we have deferred some production to 2006, our consistent production base in our long-lived basins and the increase in commodity prices have enabled us to continue with our previously announced capital plans.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, Texas and Oklahoma. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.